Ex. 99.25(2)(n)

Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated October 23, 2023, with respect to the financial statements of Jackson Credit Opportunities Fund, included herein, and to the reference to our firm under the headings “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm”, in the Statement of Additional Information.

Chicago, Illinois
October 23, 2023